================================================================================
                                  F O R M    4
================================================================================
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person

Quinlan,                           James                                   E.
--------------------------------------------------------------------------------
(Last)                              (First)                             (Middle)

                                 20 Lloyd Place
--------------------------------------------------------------------------------
                                    (Street)

                              Belleville, NJ 07109
--------------------------------------------------------------------------------
(City)                               (State)                               (Zip)
================================================================================
2. Issuer Name and Ticker of Trading Symbol

                          LCS INDUSTRIES, INC. (LCSI)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

                                   154 28 2871
================================================================================
4. Statement for Month/Year
                                   June, 1997
================================================================================
5. If Amendment, Date of Original (Month/Year)

================================================================================
6. Relationship of Reporting Person to Issuer (Check all applicable)

[ ] Director

[ ] 10% Owner

[X] Officer (give title below)

[ ] Other (specify below)
                             Controller
================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

[X] Form filed by One Reporting Person

[ ] Form filed by More than One Reporting Person
================================================================================

====================================================================================================================================
                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED
====================================================================================================================================
1. Title of Security (Instr. 3)                        2. Transaction Date      3. Transaction Code       4. Securities Acquired (A)
                                                          (Month/Day/Year)         (Instr. 8)                or Disposed of (D)
                                                                                                             (Instr. 3, 4 and 5)
                                                       -------------------      -------------------       --------------------------
                                                                                                                    (A) or
                                                                                Code           V          Amount      (D)      Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01/share
------------------------------------------------------------------------------------------------------------------------------------
(1)Common Stock, par value $.01/share                       Various               P                         149         A     12.01-
                                                                                                                              13.71
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01/share                          6/25/97               S                        1700         D     15.50
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED -- Continued
====================================================================================================================================
1. Title of Security (Instr. 3)                        5. Amount of Securities      6. Ownership Form:        6. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or             Beneficial
                                                          (Instr. 4)                   Indirect (I)              Ownership
                                                                                       (Instr. 4)                (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01/share                          2822*                           D
------------------------------------------------------------------------------------------------------------------------------------
(1)Common Stock, par value $.01/share                                                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01/share                          1271                            D
====================================================================================================================================

(1) Stock obtained through ESPP
*Previously reported

====================================================================================================================================
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)
====================================================================================================================================
1. Title of Derivative Security    2. Conversion       3. Transaction Date      4. Transaction Code      5. Number of Derivative
   (Instr. 3)                         Or Exercise         (Month/Day/Year)         (Instr. 8)               Securities Acquired (A)
                                      Price of                                                              or Disposed of (D)
                                      Derivative                                                            (Instr. 3, 4, and 5)
                                      Security
                                    -------------      -------------------      --------------------     ---------------------------
                                                                                  Code          V             (A)            (D)
------------------------------------------------------------------------------------------------------------------------------------
(1) Incentive Stock Opt.                 1.25
------------------------------------------------------------------------------------------------------------------------------------
(1) Incentive Stock Opt.                15.50
------------------------------------------------------------------------------------------------------------------------------------
(1) Incentive Stock Opt.                12.75
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
====================================================================================================================================
1. Title of Derivative Security     6. Date                  7. Title and                     8. Price of
   (Instr. 3)                          Exercisable              Amount of                        Derivavtive
                                       and                      Underlying                       Security
                                       Expiration               Securities                       (Instr. 5)
                                       Date (Month/             (Instr. 3
                                       Day/Year)                and 4)


                                     --------------------    ----------------------------     --------------
                                     Date         Expira-                       Amount or
                                     Exer-        tion                          Number
                                     cisable      Date           Title          of Shares
------------------------------------------------------------------------------------------------------------

(1) Incentive Stock Opt.              10/6/88     10/6/98     Common Stock      4,400
------------------------------------------------------------------------------------------------------------
(1) Incentive Stock Opt.                *         10/13/05    Common Stock      5,000
------------------------------------------------------------------------------------------------------------
(1) Incentive Stock Opt.                **        12/19/06    Common Stock      2,500
------------------------------------------------------------------------------------------------------------

====================================================================================================================================
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
====================================================================================================================================
1. Title of Derivative Security         9. Number of Derivative            10. Ownership Form of              11. Nature of Indirect
   (Instr. 3)                              Security (Instr. 5)                 Derivative Security:               Beneficial
                                                                               Direct (D) or                      Ownership
                                                                               Indirect (I) (Instr. 4)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
(1) Incentive Stock Opt.                         4,400                                D
------------------------------------------------------------------------------------------------------------------------------------
(1) Incentive Stock Opt.                         5,000                                D
------------------------------------------------------------------------------------------------------------------------------------
(1) Incentive Stock Opt.                         2,500                                D
====================================================================================================================================

Explanation of Responses:
(1)Previously reported
 *25% in 1996, 97, 98, 99
**25% in 1997, 98, 99, 00

                         /s/James E. Quinlan                   7/1/97
                         -----------------------------        ---------
                         Signature of Reporting Person           Date